Exhibit 99.1

Gryphon Gold Begins Construction of Borealis Heap Leach Project

VANCOUVER, BRITISH COLUMBIA, June 9, 2011 - Gryphon Gold Corporation (TSX:GGN - News; OTCBB:GYPH - News) (“Gryphon”) – Gryphon and its wholly owned subsidiary, Borealis Mining Company, are pleased to announce that site work began on June 6, 2011 at the Borealis Oxide Heap Leach Project. An agreement between Borealis Mining Company and Gold Canyon Mining and Construction was signed on June 6, 2011.

Major objectives of Gold Canyon Mining and Construction as detailed in the agreement are:

  construction of the Phase 1A heap leach pad;
  construction of pregnant and barren processing ponds; and
  construction of haulage roads.

The terms of the contract, the timing of the construction and the anticipated costs to Gryphon of the major objectives outlined above are consistent with our pre-feasibility study titled “NI 43-101 Pre-Feasibility Study Update of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA” dated April 25, 2011 and our anticipated use of proceeds for our recent offering of common shares, as described in our Registration Statement of Form S-1 (333-172083).

John Key, President and CEO of Gryphon stated, “The signing of this construction contract and breaking ground at Borealis keeps us on the established timeline to be producing by late summer with receipts from gold and silver expected in October, 2011. I have great confidence in Gold Canyon’s ability to meet our aggressive goals in making Gryphon a near term gold producer.”

Gryphon expects to make releases on a timely basis to keep shareholders abreast of the progress at the Borealis Oxide Heap Leach Project.

For further information please contact:

John L. Key, CEO and President
1-775-883-1456 jkey@grypyhongold.com

Lisanna Lewis, VP, Treasurer, Investor Relations
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:
Gryphon Gold is a Nevada-focused gold exploration company. The Company’s principal property is its Borealis gold project located in the Walker Lane gold belt of western Nevada.

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to statements relating to the Company’s plans to advance its Borealis Oxide Heap Leach Project; the schedule for site construction work, heap leach pad construction, pad loading, and revenue from gold sales at the Borealis Oxide Heap Leach Project; assumptions related to the commercial viability of the Borealis Oxide Heap Leach Project; assumptions related to gold grade and recoverability, estimates of tonnage and grade, anticipated release of further updates on the progress at the Borealis project and other statements relating to plans, estimates, objectives, and timing. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that financing for the development of the Borealis Oxide Heap Leach Project may not be available on terms satisfactory to the Company if at all, risks associated with the start up of mining operations, and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K, as filed with the SEC on June 28, 2010, under the section heading “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q, as filed with the SEC on February 11 2011, under the section heading “Risk Factors” I the Company’s Form S-1/A, as filed with the SEC on May 12, 2011 and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.

The technical report information in this press release was approved by Mr. Steve Craig, VP of Exploration of Gryphon Gold Corporation, and is a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. Mr. Craig has supervised the preparation of the data contained in the press release.

Cautionary Note to U.S. Investors concerning estimates of Reserves and Resources: The 2011 Pre-Feasibility Study referred to in this press release uses the terms "Proven and Probable Reserves" and "Mineral Reserves". We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (“NI 43-101") – Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum ("CIM") – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves. The 2011 Pre-Feasibility Study also uses the terms “Measured Resources”, “Indicated Resources”, “Measured & Indicated Resources” and “Inferred Resources.” We advise U.S. investors that while these terms are defined in and required by Canadian regulations, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or pre-feasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into Guide 7 reserves.